Exhibit (a)(12)

CTI Molecular Imaging, Inc. Cancels Second Quarter Earnings Call

KNOXVILLE, TN –May 3, 2005 — CTI Molecular Imaging, Inc. (Nasdaq: CTMI), a leading provider of positron emission tomography (PET) equipment, molecular probes and services, announces that it has cancelled the fiscal second quarter earnings conference call and press release scheduled for May 5, 2005.

About CTI Molecular Imaging:

CTI Molecular Imaging, Inc. is a leading supplier of products and services for positron emission tomography (PET), a diagnostic imaging technology used in the detection and treatment of cancer, neurological disorders and cardiac disease. Additional information is available at: www.ctimi.com.

Contact:

CTI Molecular Imaging, Inc., Knoxville, TN

David N. Gill, 865-218-2000